Exhibit 99.1

News Release

CONTACT:	Jim Eglseder (Investors)	FOR IMMEDIATE RELEASE
	513-534-8424	Sept. 8, 2015
Sean Parker (Media)
513-534-6791

Dan Poston to Join Vantiv Leadership Team;

Tim Spence Named Fifth Third’s Chief Strategy Officer

Cincinnati – Fifth Third Bancorp (Nasdaq: FITB) announced today that Dan Poston, its executive vice president and chief strategy and administrative officer, is leaving the Bank to join Vantiv, Inc., as executive vice president, strategic client relations. In his new role at Vantiv, of which Fifth Third is a significant customer, Poston will manage the relationship with the Bank, among other duties. Dan’s last day with Fifth Third Bank will be Oct. 1.

“This is a terrific opportunity for Dan and Vantiv, and while we will miss Dan, we are pleased that he will be working closely with Fifth Third in his new role,” said Greg D. Carmichael, who is president of Fifth Third Bancorp and is slated to become chief executive officer on Nov. 1. “I’m confident that Dan will help Vantiv continue its record of being extremely well-managed and successful, which will benefit all of us.”

Poston joined the Bank in 2001. He served as director of internal audit, controller and chief financial officer before assuming his current duties.

“Among Dan’s many contributions to the Bank were the development and successful execution of the Bank’s June 2008 capital plan and the steady management of the Bank’s financial position through the financial crisis,” Carmichael said. “We thank him for all he has done and wish him well in this next phase of his career.”

With Poston’s departure, the Bancorp has named Timothy Spence as executive vice president and chief strategy officer. He will join the Company on Sept. 11, reporting to Carmichael. Spence will oversee all aspects of strategic planning, including mergers and acquisitions.

Spence joins Fifth Third from Oliver Wyman, where he was a senior partner in the Retail and Business Banking practice, providing advice on strategy, innovation and performance improvement to executives at the world’s largest financial institutions. His background also includes consulting in the wholesale banking, wealth management and payments businesses. Spence served as the firm’s Midwest Market leader.

“Having worked with Tim over a number of years on important assignments at Fifth Third, I am confident he will make significant contributions as we pursue our current strategic objectives and develop future strategies,” Carmichael said. “He brings extensive expertise that is directly relevant to all of our lines of business.”

Prior to joining Oliver Wyman in 2006, Spence held management positions in sales and marketing, corporate development and finance at two early-stage technology firms. He received his bachelor’s degree from Colgate University in Economics and English Literature.

Spence has been active in the industry, serving as chairman of the American Banker’s Marketing and Innovation Symposium. He has conducted research and written extensively on the evolving financial services landscape.

“I am thrilled to join the leadership team at Fifth Third,” Spence said. “The close collaboration, strong relationships and strategic connections I’ve built with the team through project work position me to make an immediate contribution as a full-time internal partner, and that’s especially exciting. I look forward to helping the Bank continue its customer focus and fully capitalize on its growth prospects.”

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $142 billion in assets and operates 1,299 full-service Banking Centers, including 101 Bank Mart® locations, most open seven days a week, inside select grocery stores and 2,630 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Investment Advisors. Fifth Third also has a 22.8 percent interest in Vantiv Holding, LLC. Fifth Third is among the largest money managers in the Midwest and, as of June 30, 2015, had $304 billion in assets under care, of which it managed $27 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the Nasdaq® Global Select Market under the symbol “FITB.” Fifth Third Bank was established in 1858. Member FDIC.

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